EXHIBIT 99.1

Psychemedics Corporation Reports Third Quarter 2022 Financial Results and Declares Quarterly Cash Dividend

ACTON, Mass., Nov. 09, 2022 (GLOBE NEWSWIRE) -- Psychemedics Corporation (NASDAQ: PMD), the world’s largest provider of hair testing for drugs of abuse, today announced financial results for the third quarter ended September 30, 2022. The Company also announced a cash quarterly dividend of $0.07 per share payable to the shareholders of record as of December 2, 2022, to be paid on December 16, 2022.

The Company’s revenue for the quarter ended September 30, 2022, was $6.5 million versus $6.7 million for the quarter ended September 30, 2021, a decrease of 3%. Net loss for the quarter ended September 30, 2022, was $0.1 million or ($0.02) per diluted share, versus net income of $0.7 million or $0.13 per diluted share, for the comparable quarter last year. The Company’s revenue for the nine months ended September 30, 2022, was $19.5 million versus $18.5 million for the comparable period in 2021, an increase of 5%. Net loss for the nine months ended September 30, 2022, was $0.4 million or ($0.07) per diluted share, versus net income of $1.0 million or $0.17 per diluted share, for the comparable period last year.

Raymond C. Kubacki, Chairman and Chief Executive Officer, stated:

“In the face of some strong headwinds, we continued to maintain a strong domestic business in the third quarter of 2022. While total revenues showed a slight 3% decline, domestic revenues were flat year-over-year due primarily to the solid performance from our Oil and Gas, Transportation, and Schools market segments. These sectors continue to be key anchors to windward. The major headwind impacting our clients is the chronic labor shortage which is unprecedented in its severity and duration. At the same time, the high rate of inflation is impacting us all. We have implemented a price increase in September, as well as put additional strong cost reduction programs in place.

“As with the previous two quarters, after accounting for non-recurring items, our earnings performance was better than reported when compared to last year’s third quarter. While gross profit for the quarter of $2.3 million showed a decline from $3.1 million in the third quarter of 2021, last year’s third quarter had the benefit of the Employee Retention Credit (“ERC”) amounting to $1.0 million with $0.7 million recorded in cost of revenues and the remainder in operating expenses. We do not have the ERC this third quarter of 2022, making difficult comparisons for gross profit and profitability compared to last year’s reported results. Excluding the ERC in last year’s third quarter, gross margins remained relatively flat. Operating expenses for the third quarter of 2022 increased by $0.5 million, or 22%, compared to the third quarter of 2021. However, excluding the ERC in last year’s third quarter, operating expenses only increased by $0.2 million or 9%. The increase, excluding ERC, was primarily attributable to increased insurance coverages and corporate costs relating to the Annual Shareholder Meeting in August, which normally takes place in May.

“We do recognize that we must still contend with the two major headwinds of the severe labor shortage and high inflation. Nonetheless, we believe the continued resilience of our domestic business, as well as the revenue and cost initiatives recently undertaken, position us well to meet the challenges ahead in a positive manner.

“Looking at the balance sheet, the Company had $3.5 million of cash as of September 30, 2022, a significant increase over the $2.0 million year end 2021. The total equipment financing outstanding was $0.7 million as of September 30, 2022, compared to a total amount borrowed of $12.2 million reflecting repayments of $11.5 million since May 2014.

“The Board has declared a cash dividend of $0.07 per share. Our disciplined approach and strong cash flow are essential to our priorities and delivering value to our shareholders. This dividend, our third consecutive quarterly cash dividend, is a reflection of the Board’s confidence in the Company and its commitment to reward shareholders for their ownership. We will continue to evaluate the dividend as we move forward.

“Throughout 2021 and 2022, we have stated that we are exploring ways to further enhance shareholder value through a comprehensive review of strategic alternatives. We continue to explore such opportunities. There can be no assurances that the strategic alternatives review process will result in a transaction or other strategic change or outcome. The management team and Board of Directors are committed to continuing to evaluate all avenues for enhancing shareholder value.”

Psychemedics Corporation is the world’s largest provider of hair testing for the detection of drugs of abuse. The Company’s patented process is used by thousands of U.S. and international clients, including over 10% of the Fortune 500 companies, for pre-employment and random drug testing. Major police departments, Federal Reserve Banks, schools, and other public entities also rely on our unique patented drug testing process. We strongly believe our drug testing method to be superior to any other product currently in use, including traditional urine testing and other hair testing methods.

Cautionary Statement for purposes of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995: From time to time, information provided by Psychemedics may contain forward-looking information that involves risks and uncertainties. In particular, statements contained in this release that are not historical facts (including but not limited to statements concerning profitability, cash flows, dividends, future business, growth opportunities and strategic alternatives, may be “forward looking” statements. Actual results may differ from those stated in any forward-looking statements. Factors that may cause such differences include but are not limited to risks associated with the continued severity of the COVID-19 pandemic, and its impact on the Company’s markets, including its impact on the Company’s customers, suppliers and employees, as well as its risk on the United States and worldwide economies, audit risk in connection with compliance by the Company with repayment forgiveness requirements under the Paycheck Protection Program, supply chain issues, transportation pricing, changes in government regulations, including but not limited to FDA regulations, R&D spending, competition (including, without limitation, competition from other companies pursuing the same growth opportunities), the Company’s ability to maintain its reputation and brand image, the ability of the Company to achieve its business plans, cost controls, leveraging of its global operating platform, risks of information technology system failures and data security breaches, the uncertain global economy, the Company’s ability to attract, develop and retain executives and other qualified employees and independent contractors, including distributors, the Company’s ability to obtain and protect intellectual property rights, litigation risks, including acceptance by the court of our 2021 wage/break settlement arrangement, general economic conditions and other factors disclosed in the Company's filings with the Securities and Exchange Commission. With respect to the continued payment of cash dividends, factors include, but are not limited to, all of the factors listed above, plus current and anticipated cash flows, available surplus, capital expenditure reserves required, debt service obligations, regulatory requirements, requirements under our bank loan agreements and other factors that the Board of Directors of the Company may take into account. The forward-looking statements contained herein speak only of the Company's expectations as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company's expectations or any change in events, conditions, or circumstances on which any such statement is based.

The Psychemedics Corporation web site is www.psychemedics.com

William Norris
Assistant Controller
(978) 206-8228
WilliamN@psychemedics.com

Psychemedics Corporation
Consolidated Statements of Operations
(in thousands, except per share amounts)
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021

Revenues	$6,516	$6,673	$19,537	$18,473
Cost of revenues	4,184	3,598	12,492	10,394

Gross profit	2,332	3,075	7,045	8,079

Operating expenses:
General & administrative	1,588	1,329	4,360	4,138
Marketing & selling	791	652	2,409	1,950
Research & development	328	244	1,003	817

Total operating expenses	2,707	2,225	7,772	6,905

Operating (loss) income	(375)	850	(727)	1,174

Other (expense) income	(8)	75	49	62

(Loss) income before (benefit from) provision for income taxes	(383)	925	(678)	1,236

(Benefit from) provision for income taxes	(286)	186	(282)	280

Net (loss) income	$(97)	$739	$(396)	$956

Diluted net (loss) income per share	$(0.02)	$0.13	$(0.07)	$0.17

Dividends declared per share	$0.07	$-	$0.14	$-

Psychemedics Corporation
Consolidated Balance Sheets
(in thousands, except par value)
(UNAUDITED)

	September 30,	December 31,
	2022	2021
ASSETS
Current Assets:
Cash	$3,458	$1,992
Accounts receivable, net of allowance for doubtful accounts	4,953	4,116
Prepaid expenses and other current assets	1,510	1,499
Income tax receivable	803	2,678
Total Current Assets	10,724	10,285

Fixed assets, net of accumulated amortization and depreciation	5,064	6,691
Other assets	843	864
Net deferred tax assets	935	160
Operating lease right-of-use assets	2,912	3,552
Total Assets	$20,478	$21,552

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
Accounts payable	$857	$994
Accrued expenses	3,974	3,188
Current portion of long-term debt	360	664
Current portion of operating lease liabilities	985	984
Total Current Liabilities	6,176	5,830

Long-term debt	380	599
Long-term portion of operating lease liabilities	2,200	2,880
Total Liabilities	8,756	9,309

Shareholders' Equity:
Common stock, $0.005 par value; 50,000 shares authorized, 6,313 shares and 6,257 shares issued at September 30, 2022, and December 31, 2021, respectively,
and 5,645 shares outstanding and 5,589 shares outstanding at September 30, 2022, and December 31, 2021, respectively	32	31
Additional paid-in capital	34,139	33,478
Less - Treasury stock, at cost, 668 shares	(10,082)	(10,082)
Accumulated deficit	(10,733)	(9,550)
Accumulated other comprehensive loss	(1,634)	(1,634)
Total Shareholders' Equity	11,722	12,243

Total Liabilities and Shareholders' Equity	$20,478	$21,552